UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14A


                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|       Filed by a Party other than the Registrant [ ]

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Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
|X|  Soliciting Material Pursuant to ss.240.14a-12

                                  iBasis, Inc.
                (Name of Registrant as Specified In Its Charter)

                                       N/A

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X| No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

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     This  filing  consists  of  correspondence  to  employees  of iBasis,  Inc.
("iBasis") about the plan to combine Koninklijke KPN N.V.'s international voice wholesale business with iBasis in accordance with a Share Purchase and Sale Agreement dated June 21, 2006 by and between iBasis and KPN Telecom B.V. (collectively, with Koninklijke KPN N.V., "KPN")

Correspondence to iBasis Employees:


iBasis Employees:

This morning we announced exciting news. We reached an agreement with Royal KPN N.V., the national carrier of The Netherlands, to merge its international wholesale voice business into iBasis. This transaction is one of the most exciting developments in iBasis' ten year history. It establishes us as a true Tier One carrier, and one of the five largest international wholesale voice carriers in the world.

iBasis will remain a stand alone company with the same leadership in place. A number of KPN executives and employees will join iBasis. The attached press release contains details of the transaction.

As explained in the press release, if the companies had been combined in 2005, iBasis would have had revenues of approximately $1.1 billion and more than 15 billion minutes. After the successful close of this transaction, which is expected to happen before the end of the year, we will have acquired a true premium product for mobile operators, added a significant number of mobile operator customers, and gained access to a substantial source of retail traffic as well as fixed and wireless termination capacity. The expanded iBasis will have unsurpassed strength in the two biggest drivers of growth in international communications: mobile and VoIP.

Scale and efficiency are becoming increasingly important success factors in the international voice arena. The addition of KPN's international voice business to our significant international presence will give iBasis the critical size and superior profile to effectively compete in this marketplace.

We are excited to begin this new chapter of our continued growth. Please join us in the iLounge at 4:00 pm today for a more complete description of the transaction and a question and answer period.

Ofer & Gordon


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

Additional Information and Where to Find It

         This communication may be deemed to be solicitation material in respect of the proposed transaction between iBasis and KPN. In connection with the proposed transaction, iBasis intends to file or furnish relevant materials with the SEC, including a proxy statement on Schedule 14A. STOCKHOLDERS OF IBASIS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, INCLUDING IBASIS'S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT IBASIS, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders will be able to obtain the documents free of charge at the SEC's web site, http://www.sec.gov, and iBasis's stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from iBasis and will be able to view such documents on the iBasis website at www.ibasis.com. Such documents are not currently available.

Participants in Solicitation

         KPN and its directors and executive officers, and iBasis and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of iBasis Common Stock in respect of the proposed transaction. Information about the directors and executive officers of KPN is set forth in the Form 20-F, which was filed with the SEC on March 14, 2006. Information about the directors and executive officers of iBasis is set forth in iBasis's proxy statement for its 2006 Annual Meeting of Stockholders, which was filed with the SEC on March 23, 2006. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the transaction when it becomes available.

Safe Harbor for Forward-Looking Statements

         Statements in this document regarding the proposed transaction between iBasis and KPN, including the expected timetable for completing the transaction, the expected dividend payment, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding the parties' future expectations, beliefs, goals or prospects constitute forward-looking statements under Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered forward-looking statements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the parties' ability to consummate the transaction due to regulatory restrictions, the failure to receive stockholder approval, or other reasons, the ability of iBasis and KPN to successfully integrate their operations and employees, the ability to realize anticipated synergies, the emergence of new competitive initiatives resulting from rapid technological advances or changes in pricing in the market, business conditions and volatility and uncertainty in the markets that iBasis and KPN serve, and the other factors described in iBasis's Quarterly Report on Form 10-Q for its most recently completed fiscal quarter and Annual Report on Form 10-K for its most recently completed fiscal year, and KPN's Form 20-F filing with the SEC, all of which are available at www.sec.gov. Such forward-looking statements are only as of the date they are made, and iBasis expressly disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this release.



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